One Astoria Federal Plaza, Lake Success, NY 11042-1085 (516) 327-3000	NEWS RELEASE

Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

     FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION TO PRESENT AT
SALOMON SMITH BARNEY FINANCIAL SERVICES CONFERENCE

Lake Success, New York, January 28, 2002 - Astoria Financial Corporation (Nasdaq: ASFC), announced that it will participate in the 2002 Financial Services Conference sponsored by Salomon Smith Barney in New York on January 30, 2002. Astoria’s Chairman, President and CEO George L. Engelke, Jr. will be presenting at the conference at 10:00 a.m. Eastern Time, and will be discussing, among other things, a review of financial results through the period ended December 31, 2001 as well as future initiatives and the outlook for 2002.

     A simultaneous webcast of Mr. Engelke’s presentation, including the slide presentation and any follow-up questions and answers, will be available at the Company’s investor relations website, http://ir.astoriafederal.com. Please allow sufficient time prior to the 10:00 a.m. presentation to access the website and to download any media software required to listen to the presentation live. The presentation will be archived for replay on the Company’s website and will be available through February 27, 2002.

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.7 billion, is the largest thrift institution in New York and fifth largest in the United States. Through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com, Astoria Federal provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through loan production offices in New York and an extensive broker network in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Illinois, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina, Georgia and Florida.

This release may contain certain forward-looking statements and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

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